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                                                                    EXHIBIT 4.47



                            HORSESHOE ENTERTAINMENT,
                        A LOUISIANA LIMITED PARTNERSHIP

               INTERCOMPANY SENIOR SECURED NOTE DUE JUNE 15, 2007

$50,000,000                                                   New York, New York
                                                                   June 25, 1997
________________________________________________________________________________

                 FOR VALUE RECEIVED, Horseshoe Entertainment, a Louisiana Limited Partnership (the "Company"), with its principal place of business located at 415 Traffic Street, Bossier City, Louisiana 71111, hereby promises to pay jointly, severally and solidarity to the order of Horseshoe Gaming, L.L.C. (the "Payee"), a Delaware limited liability company with its principal place of business located at 4024 Industrial Road, Las Vegas, Nevada 89103, or its registered assigns, the principal amount of FIFTY MILLION DOLLARS ($50,000,000), or such lesser amount as shall equal the aggregate unpaid principal amount of this Note, and to pay interest thereon, as provided herein. This Note is referred to herein individually as this "Note" and, collectively, together with any other Notes which may be issued pursuant to Section 5 hereof, as the "Notes." Certain capitalized terms used in this Note are defined in
Section 12 below.
________________________________________________________________________________

                 THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE PROPOSED TRANSACTION DOES NOT REQUIRE REGISTRATION OR QUALIFICATION UNDER FEDERAL OR STATE SECURITIES LAWS OR UNLESS THE PROPOSED TRANSACTION IS REGISTERED OR QUALIFIED AS REQUIRED.

                 THIS SECURITY IS SUBJECT TO REPURCHASE IF THE OWNERSHIP OF
THIS SECURITY BY ANY PERSON OR ENTITY WILL PRECLUDE, INTERFERE WITH, THREATEN
OR DELAY THE ISSUANCE, MAINTENANCE, EXISTENCE OR REINSTATEMENT OF ANY GAMING OR LIQUOR LICENSE, OR PERMIT OR APPROVAL OF ANY GAMING AUTHORITY OR RESULT IN THE IMPOSITION OF BURDENSOME TERMS ON SUCH LICENSE, PERMIT OR APPROVAL.
________________________________________________________________________________
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                 1.       Payments of Interest.  Interest (computed on the
basis of a 360-day year of twelve 30 day months) on the unpaid principal amount shall be payable at the rate of 9.39% per annum from the date hereof, payable semi-annually in arrears on each June 15 and December 15 of each year, commencing on December 15, 1997, until said principal amount shall have become due and payable.

                 2.       Payments of Principal.

                 2.1 Optional Redemption. The Notes may not be redeemed, in whole or in part, at any time at the option of the Company.

                 2.2 Maturity. The outstanding principal balance of the Notes plus all interest accrued thereon is due in full on June 15, 2007.

                 2.3      Redemption Pursuant to Gaming Laws.

                 a. If the ownership of this Note by any person or entity will preclude, interfere with, threaten or delay the issuance, maintenance, existence or reinstatement of any gaming or liquor license, or permit or approval of any Gaming Authority, or result in the imposition of burdensome terms or conditions on such license, permit or approval, as determined by any Governmental Authority or the general partner of the Company (including, without limitation, such Holder failing to qualify or to be found suitable under applicable Gaming Laws), such Holder shall be obligated, at the request of the Company, to dispose of this Note (subject to any restrictions on the transfer of this Note set forth herein or otherwise provided by applicable law and subject to any approvals by any Gaming Authority that may be required) within thirty (30) days (or such other time period required by any Gaming Authority) after receipt of notice of such determination by any Governmental Authority or the general partner (in which event the Company shall have no obligation to pay any interest to such Holder), and if this Note is not so disposed of within the required period, the Company shall have the right to redeem such Holder's Note at a redemption price equal to the principal amount of this Note, without accrued interest, if any. Any Holder or beneficial owner of this Note that is required to qualify or be found suitable under applicable Gaming Laws must pay all investigative fees and costs of the Gaming Authorities in connection with such application therefor.

                 b.       Any redemption notice given by the Company under this
Section 2.3 shall state (i) that this Note is being called for redemption as a result of the Holder's or beneficial owner's status under the relevant Gaming Laws, (ii) the redemption date, (iii) the redemption price and (iv) the place or places where this Note is to be surrendered for payment of the redemption price.

                 3. Repurchase of Notes at the Option of the Holder Upon a Change of Control.





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                 a.       In the event that a Change of Control has occurred,
each Holder of Notes will have the right to require the Company to repurchase all or any part of such Holder's Notes on the date that is no later than thirty
(30) Business Days after the occurrence of such Change of Control (the "Change of Control Payment Date"), at a cash price equal to one hundred one percent (101%) of the principal amount thereof (the "Change of Control Offer Price"), plus accrued and unpaid interest, if any, to and including the Change of Control Payment Date.

                 b. In the event that, pursuant to this Section 3, the Company shall be required to commence a Change of Control Offer, the Company shall deliver a notice to each of the Holders, which shall govern the terms of any Change of Control Offer and shall state:

                          (i)     that the Change of Control Offer is being
made pursuant to this Section 3 and that all Notes or portions thereof tendered on or prior to the Change of Control Payment Date will be accepted for payment;

                          (ii)    the Change of Control Offer Price (including
the amount of accrued and unpaid interest) and the Change of Control Payment
Date;

                          (iii)   that any Note, or portion thereof, not
tendered or accepted for payment will continue to accrue interest;

                          (iv)    that the tender of any Note, or portion
thereof, shall be irrevocable; and

                          (v)     a brief description of the events resulting
in such Change of Control.

                 c. On the Change of Control Payment Date, the Company shall redeem all Notes, or parts thereof, tendered in response to the Change of Control Offer.

                 4. Security Interest. The obligations of the Company under the Notes are secured by (a) the Bossier City Mortgage encumbering all of the land in Bossier City, Louisiana on which the Horseshoe Bossier City Casino is located, all such other land owned by the Company which is included on an exhibit to the Bossier City Mortgage and all personal property used in connection with the Horseshoe Bossier City Casino and (b) the Bossier City Preferred Ship Mortgage, granting a first priority security interest in the Bossier City riverboat casino owned by the Company, (c) the Bossier City Second Ship Mortgage, (d) the Bossier City Security Agreement and (e) the Bossier City Second Security Agreement. Such security interests are being assigned for the benefit of the holders of the Senior Secured Credit Facility Notes and, on a subordinated basis, for the benefit of the holders of the Senior Notes.

                 5. Registration, Transfer and Exchange of Notes. The Company will keep at its principal executive office a note register in which, subject to such reasonable regulations





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as it may prescribe, but at its expense (other than transfer taxes, if any), it will provide for the registration and transfer of this Note.

                 This Note may not be sold, transferred, pledged or hypothecated unless the proposed transaction does not require registration or qualification under the Securities Act or an applicable state securities or blue sky law or unless an exemption from such registration is available. The transferor of this Note shall be required to deliver an opinion as to the applicable exception in connection with any such transfer. The transferee of this Note shall be required to deliver an acknowledgement of Section 2.3.

                 The Company shall not be required to register any transfer of this Note if the Company reasonably believes such transferee would not be approved as a transferee by the relevant Gaming Authority.

                 The Holder of this Note, at such Holder's option, may surrender the same for transfer or exchange either at the principal executive office of the Company or at the place of payment named herein, accompanied in the case of a transfer or assignment by a written instrument of transfer or assignment in form satisfactory to the Company duly executed by the registered Holder thereof or by such Holder's attorney duly authorized in writing. In case any Holder shall so request the transfer, assignment or exchange of this Note, the Company, at its expense, will execute and deliver (in each case insured to your reasonable satisfaction) in exchange therefor one or more new Notes, as may be requested by such Holder, in the same aggregate unpaid principal amount as the aggregate unpaid principal amount of the Note or Notes so surrendered. Any Note issued in exchange for any other Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, and neither gain nor loss of interest shall result from any such transfer or exchange. Notwithstanding the foregoing, Notes may not be issued in denominations of less than $50,000 (except if the entire outstanding principal balance of the Notes of such Holder is less than $50,000, in which case one Note for the entire outstanding principal amount of the Notes of such Holder may be issued).

                 The Company and any agent of the Company may treat the Holder in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of the principal of and premium (if any) and interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue.

                 Notwithstanding anything contained herein to the contrary, the provisions of this Section 5 shall not apply in connection with any of the transactions contemplated by the HG Note Assignment.

                 6. Representations of the Company. The Company represents and warrants to you as follows:





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                 6.1  Organization and Authority.  The Company is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Louisiana. The Company has the requisite power and authority to own or hold under lease the property it purports to own or hold under lease and to transact the business it transacts and proposes to transact. The Company has the requisite power and authority to execute and deliver this Note and the other documents and agreements contemplated hereby to be executed and delivered by the Company, and to perform the provisions hereof and thereof to be performed by the Company. The Company is duly qualified and is in good standing in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.

                 The execution, delivery and performance of this Note and the other Operative Documents and any other documents or agreements contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by the Company and each is the valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or by legal or equitable principles relating to or limiting creditors' rights generally or as rights to indemnification may be limited by applicable securities laws.

                 6.2      Ownership of the Company.  Except as set forth on
Schedule 6.2, on the date hereof, NGCP will be the only general partner of the Company and the persons named on Schedule 6.2 will be the only limited partners of the Company. The partnership interests of NGCP and the limited partners in the Company have been duly authorized and validly issued and all required contributions in respect of all such partnership interests have been made.

                 Except as set forth on Schedule 6.2, the Company has no outstanding securities convertible into or exchangeable for any interests in the Company or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements (contingent or otherwise) providing for the issuance of, or any calls, commitments or claims of any character relating to, any interest in the Company or any securities convertible into or exchangeable for any interest in the Company. Except as set forth on Schedule 6.2, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any interest in the Company or obligation evidencing the right of the Holder thereof to purchase any interest in the Company.

                 6.3 Subsidiaries. Except as set forth on Schedule 6.3, the Company does not have any Subsidiaries and does not have any equity interest in any other entity.

                 6.4 Litigation; Observance of Statutes, Regulations and Orders. Except as disclosed on Schedule 6.4, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against or affecting the Company or any property of the Company or any of the partners of the Company in any court or before any arbitrator of





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any kind or before or by any Governmental Body (except actions, suits or proceedings arising in the ordinary course of business which individually or in the aggregate, if adversely determined, would not cause a Material Adverse Effect).

                 Except as set forth on Schedule 6.4, the Company is not in default under any Order of any court, arbitrator or Governmental Body, and is not subject to or a party to any Order of any court or Governmental Body arising out of any action, suit or proceeding under any statute or other law. The Company is not in violation of any statute or other rule or regulation of any Governmental Body, the violation of which could cause a Material Adverse Effect.

                 6.5 Title to Property; Leases. On the date hereof, the Company will have good, marketable and insurable title to the real properties owned by the Company including, without limitation, good, marketable and insurable title to the real properties which are the subject of the Bossier City Mortgage, except for Permitted Liens which do not interfere with the intended use of the property. All real property owned by the Company is reflected on Schedule 6.5.

                 On the date hereof, the Company enjoys full and undisturbed possession under all leases necessary in any material respect for the operation of the business of the Company, each of which is listed on Schedule 6.5 (the "Leases"). None of the Leases contain any unusual or burdensome provisions which, individually or in the aggregate, could materially impair the operation of the business of the Company. Schedule 6.5 sets forth a correct and complete list of all Leases of the Company existing on the Closing Date. The Leases are valid and subsisting and are in full force and effect and the Company is not in default on any of the terms and obligations of any Lease, and no event over the passage of time shall constitute such default.

                 6.6 Taxes. Except as set forth on Schedule 6.6, the Company has filed all tax returns which are required to have been filed in any jurisdiction, and has paid all material taxes including, but not limited to, real estate taxes shown to be due and payable on such returns and all other taxes and assessments payable by the Company, to the extent the same have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has set aside on its books reserves (to the extent required by GAAP) deemed by it to be adequate. Except as set forth in Schedule 6.6, the Company does not know of any proposed tax assessment against the Company. The tax returns filed by the Company are true, complete and accurate in all material respects and all tax liabilities are adequately provided for on the books of the Company. Except as set forth on Schedule 6.6, there are no tax certiorari proceedings pending in connection with the real properties which are the subject of the Bossier City Mortgage.





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                 6.7      Compliance with Laws and Other Instruments.

                 a. Except as disclosed on Schedule 6.7, the consummation of the transactions contemplated by this Note and the execution, delivery and performance of the terms and provisions of this Note and the Bossier City Mortgage, will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under (x) any indenture, mortgage, deed of trust, bank loan or credit agreement, License or other material agreement or instrument to which the Company is a party or by which the Company or any of its properties may be bound or affected or (y) the organizational documents of the Company or (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any Order of any court, arbitrator or Governmental Body applicable to the Company or (iii) violate any provision of any statute or other rule or regulation of any Governmental Body applicable to the Company, the violation of which would have a Material Adverse Effect.

                 b. The Company is not in violation of any law, rule, regulation, Order, indenture, mortgage, deed of trust, bank loan, credit agreement, License or other agreement or instrument to which the Company is a party or by which the Company or any of its properties may be bound or affected, which violation would have a Material Adverse Effect.

                 c. The Company has all licenses required under any Gaming Law in connection with the operation of the Horseshoe Bossier City Casino, including, without limitation, the Louisiana License. Except as set forth on Schedule 6.7, all such licenses are in full force and effect and no action has been taken by any party to appeal, review, amend or revoke any such license.

                 6.8 Consents. Except as disclosed on Schedule 6.8, no consent, approval or authorization of, or registration, filing or declaration with or delivery of notice to, any Governmental Body or any third party (including, but not limited to, the Leases) is required for the validity, execution and delivery or for the performance by the Company of this Note and the other Operative Documents, except for filings required by Federal or state securities laws and the filings and recordings required to perfect the Bossier City Mortgage.

                 6.9 Intellectual Property; Licenses. Schedule 6.9 lists each trademark, service mark, trade name, brand, copyright, patent, patent application and right with respect to any of the foregoing (collectively, the "Intellectual Property") owned, licensed or used by the Company in the conduct of its business. The Company owns or possesses the right to use each item of
its Intellectual Property.   Except as set forth in Schedule 6.9, the Company
does not know of any conflict with any right of any other Person with respect to any of the Intellectual Property. The Company has not received any notice of (and no executive officer of the Company or its Affiliates is otherwise aware of) any conflict with respect to any of the Intellectual Property. The Company is not a party to or bound by any license or other agreement with respect to any of the Intellectual Property, except as set forth in Schedule
6.9. Schedule 6.9 also lists each license, franchise, permit or other authorization (collectively, the





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"Licenses" and individually, a "License") which is necessary for the conduct of the business of the Company and briefly describes each License, including the licensor, royalty payments, fees or other payment obligations, the terms of the License and the expiration date thereof. Except as set forth in Schedule 6.9, the Company has obtained and complied in all material respects with all of the provisions of each License held by such Person. Except as set forth in
Schedule 6.9, each License is valid and in full force and effect. The continuation, validity and effectiveness of each item of Intellectual Property and each License will in no way be affected by the execution and delivery of this Note or the other Operative Documents or the consummation of the transactions contemplated hereby or thereby. The Company has not breached any material provision of, and is not in default in any material respect under the terms of, and has not engaged in any activity that would cause the revocation, termination or suspension of, any License, and no action or proceeding seeking the revocation or suspension of any License is pending or, to the knowledge of the Company, threatened. There is no material default or claimed or purported or alleged material default or state of facts that with giving of notice or the lapse of time or both would constitute a default on the part of any party under any contract or arrangement with respect to any of the Intellectual Property or Licenses.

                 6.10 Compliance with ERISA. Schedule 6.10 identifies each "employee benefit plan", as defined in Section 3(3) of ERISA, currently maintained for the benefit of, or related to any or all of the employees or former employees of the Company or any ERISA Affiliate (the "Employee Plans"). Each of the Employee Plans is in compliance, in form and operation, with the requirements of ERISA and the Code, and all other applicable Federal, state and local statutes, orders, rules or regulations. No Employee Plan constitutes a Multiemployer Plan. No "prohibited transaction", as defined in Section 406 of ERISA or 4975 of the Code, has occurred with respect to any Employee Plan which has or will make the Company or any employee of the Company liable for any tax or penalty pursuant to Section 502 of ERISA or Section 4975 of the Code. All applicable contributions to all Employee Plans have been made or will be made when due. Neither the Company, nor any ERISA Affiliate of the Company has incurred (i) any "accumulated funding deficiency", within the meaning of
Section 412 of the Code or Section 302 of ERISA, or (ii) any liability to the PBGC or any Multiemployer Plan under Title IV of ERISA.

                 6.11 Environmental Laws. Except as set forth on Schedule 6.11, to the knowledge of the Company, the Company (i) has no liability under any applicable environmental or health and safety-related law, regulation, rule, ordinance, or legally enforceable requirement at the Federal, state, or local level (each an "Environmental Law") or common law cause of action relating to or arising from environmental conditions which is reasonably likely to have a Material Adverse Effect and any facilities and operations of the Company comply with and will continue to comply with all applicable Environmental Laws to the extent that failure to comply is reasonably likely to have a Material Adverse Effect; (ii) is not subject to any outstanding judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any written request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the





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enforcement of any Environmental Law which if adversely determined, is reasonably likely to have a Material Adverse Effect; and (iii) has no reason to believe that any of the items enumerated in clause (ii) of this paragraph will be forthcoming. Except as set forth on Schedule 6.11, to the knowledge of the
Company: (i) the Company has never and will never generate, transport, use, store, treat, dispose of, or manage any hazardous waste as defined or regulated under any Environmental Law ("Hazardous Waste"), except in accordance with applicable Environmental Laws and except to the extent that failure to comply with applicable Environmental Laws is not reasonably likely to have a Material Adverse Effect; (ii) the Company is not aware of and has not caused any release or threat of release of a hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other human health or safety, as defined or regulated under any Environmental Law ("Hazardous Material") at any site presently or formerly owned, operated, or leased by the Company except in accordance with applicable Environmental Laws, and except to the extent that failure to comply with applicable Environmental Laws is not reasonably likely to have a Material Adverse Effect;
(iii) the Company has never had Hazardous Material transported from any site presently or formerly owned, operated or leased by the Company for treatment, storage, or disposal at any other place, except in accordance with applicable Environmental Laws and except to the extent that failure to comply with applicable Environmental Laws is not reasonably likely to have a Material Adverse Effect; (iv) the Company does not presently own, operate, lease or use any site on which underground storage tanks are or were located except where the presence and/or removal of such underground storage tanks is not reasonably likely to have a Material Adverse Effect; (v) the Company has never placed underground tanks on any site owned, operated, leased or used by the Company except where the presence and/or removal of such underground storage tanks is not reasonably likely to have a Material Adverse Effect; (vi) the Company has never removed underground tanks from any site presently or formerly owned, operated, leased or used by the Company except where the presence and/or removal of such underground storage tanks is not reasonably likely to have a Material Adverse Effect; and (vii) the Company has never had a Lien imposed by any Governmental Body on any property, facility, machinery, or equipment currently owned, operated or leased by the Company in connection with the presence of any Hazardous Material.

                 6.12 Solvency. As of the date hereof, after giving effect to the transactions contemplated by this Note and the other Operative Documents and the other transactions related hereto and thereto, and the payment of fees and expenses in connection therewith, the Company in good faith after due inquiry believes that:

                 a. The fair market going concern value of all of the assets (including goodwill), of the Company (that is, the amount which could be realized for the Company within a reasonable time, either through collection or sale of such assets as a going concern at the regular market value) will be greater than the total amount of liabilities, including contingent, subordinated, absolute, fixed, matured or unmatured and liquidated or unliquidated liabilities, of the Company.





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                 b.       The fair market going concern value of all of the
assets (including goodwill), of the Company (that is, the amount which could be realized for the Company within a reasonable time, either through collection or sale of such assets as a going concern at the regular market value) is sufficient to pay the probable liability of the Company on its existing debts as such debts become absolute and matured. The Company currently pays and expects it will be able to pay its debts and other liabilities, contingent obligations and other commitments as they mature or come due in the normal course of business.

                 c. The Company is not engaged in, or is about to engage in, business or transactions for which it has unreasonably small capital.

                 No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Note, the other Operative Documents or any other document contemplated herein or therein with the intent to hinder, delay or defraud either present or future creditors the Company.

                 7. Covenants. The Company covenants and agrees that on and after the date hereof, so long as any Note shall be outstanding or any amount shall be due and unpaid thereunder:

                 7.1 Maintenance of Existence. Except to the extent that failing to do so is not prohibited by the Senior Secured Credit Facility Note Purchase Agreement, the Senior Indenture and the Indenture, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence in accordance with, respectively, the rights (charter and statutory), Licenses and franchises of the Company; provided, however, that the Company shall not be required to preserve any such right, License or franchise if the Company shall determine that the preservation thereof is no longer desirable in the operation of the business of the Company and that the loss thereof is not adverse in any respect to the Holders of the Notes.

                 7.2 Payment of Taxes and Other Claims. The Company shall, and shall cause each of its Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon the Company or any of its Subsidiaries or properties and assets of the Company or any of its Subsidiaries and (ii) all lawful claims, whether for labor, materials, supplies, services or anything else, that have become due and payable and that by law have or may become a Lien upon the property and assets of the Company or any of its Subsidiaries; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves have been established in accordance with GAAP.





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                 7.3      Maintenance of Insurance.  From and at all times
after the date hereof, the Company and its Subsidiaries shall have in effect customary property and comprehensive general liability insurance, in each case in compliance with the terms and conditions of the Bossier City Mortgage, the Bossier City Preferred Ship Mortgage and the Bossier City Second Ship Mortgage and, in any event, on terms and in an amount reasonably sufficient (taking into account, among other factors, the creditworthiness of the insurer) to avoid a Material Adverse Effect.

                 7.4 Maintenance of Properties. Except to the extent that failure to do so is not prohibited by the Senior Secured Credit Facility Note Purchase Agreement, the Senior Indenture and the Indenture, the Company shall, and shall cause each of its Subsidiaries to, maintain, preserve, protect and keep the properties material to the operation of the business of the Company and each of its Subsidiaries in good repair, working order and condition (ordinary wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times consistent with past practices of the Company and such Subsidiaries.

                 7.5 Compliance with ERISA. The Company shall not, nor shall the Company permit any ERISA Affiliate to (a) engage in any transaction in connection with which the Company could be subject to either a material penalty or excise tax imposed by ERISA or the Code, (b) terminate or withdraw from any Employee Plan (other than a Multiemployer Plan) in a manner which could result in any material liability to the Company to the PBGC, (c) fail to make full payment when due of all material amounts which, under the provisions of any Employee Plan, the Company is required to make as contributions thereto, or (d) permit to exist any material accumulated funding deficiency with respect to any Employee Plan.

                 7.6 Compliance with Environmental Laws. The Company shall, and shall cause each of its Subsidiaries to, at all times maintain in full force and effect all material licenses and permits which are required under applicable Environmental Laws in connection with the conduct of the business or operations of the Company and its Subsidiaries. Each of the Company and its Subsidiaries shall at all times remain in compliance with the terms and conditions of all such licenses and permits and with all Environmental Laws, except where the failure to comply is not reasonably likely to have a Material Adverse Effect.

                 7.7 Limitation on Liens. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, receive, assume or permit to exist or otherwise cause or permit to become in effect any Lien, other than those which are permitted under the Senior Secured Credit Facility Note Purchase Agreement, the Senior Indenture and the Indenture and the Bossier City Mortgage.

                 7.8 Compliance with Laws. The Company shall at all times maintain in full force and effect the Louisiana License and all other licenses and permits which are required under gaming laws in Louisiana and the United States and comply, and cause each of its

Subsidiaries to comply, with all other applicable laws, rules, regulations (provided this covenant shall not be deemed to have been breached in respect of the non-compliance with any such other law, rule or regulation if such non-compliance in the aggregate would not cause a Material Adverse Effect) and Orders; such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

                 8.       Events of Default; Remedies.

                 8.1 Events of Default Defined; Acceleration of Maturity. If any of the following events ("Events of Default") shall occur and be continuing (for any reason whatsoever and whether it shall be voluntary or involuntary or by operation of law or otherwise):

                 a. default shall be made in the payment of the principal of this Note when and as the same shall become due and payable, whether at stated maturity, by acceleration, by mandatory redemption or otherwise;

                 b. default shall be made in the payment of any interest on this Note when and as such interest shall become due and payable, and such default shall have continued for a period of thirty (30) days; or

                 c. default shall be made in the performance or observance of any covenant, agreement or condition contained in this Note and such default shall have continued unremedied for a period of thirty (30) days or such longer period (but in no event longer than a total of sixty (60) unremedied days) during which the Company is diligently pursuing a remedy to such default; or

                 d. a default in the payment of principal, premium or interest when due that extends beyond any stated period of grace applicable thereto or an acceleration for any other reason of the maturity of any Indebtedness of the Company or any of its Subsidiaries (other than Indebtedness of the Company to any Subsidiary of HG or of a Subsidiary of the Company to the Company or another Subsidiary of HG) with an aggregate principal amount in excess of ten million dollars ($10,000,000); or

                 e. an order for relief shall be entered in a proceeding under the Bankruptcy Code in respect of the Company; a decree, judgment or order by a court of competent jurisdiction shall have been entered adjudging the Company or any of its Subsidiaries that individually or as a group constitute a Significant Subsidiary, as bankrupt or insolvent; or such decree, judgment or order shall have been entered approving as properly filed a petition seeking reorganization of the Company or such Significant Subsidiary under any bankruptcy or similar law, and such decree or order shall have continued undischarged and unstayed for a period of sixty (60) days; or a decree or order of a court of competent jurisdiction over the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of the

Company or such Significant Subsidiary, or of the property of any such person, or for the winding up or liquidation of the affairs of any such person, shall have been entered, and such decree, judgment or order shall have remained in force undischarged and unstayed for a period of sixty (60) days; or

                 f. the Company or any of its Subsidiaries that individually or as a group constitute a Significant Subsidiary, shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under, any bankruptcy or similar law or similar statute, or shall consent to the filing of any such petition, or shall consent to the appointment of a custodian, receiver, liquidator, trustee or assignee in bankruptcy or insolvency of it or any of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall, within the meaning of any Bankruptcy Law, become insolvent or fail generally to pay its debts as they become due; or

                 g. final, non-appealable, unsatisfied judgments not covered by insurance aggregating in excess of one million dollars ($1,000,000), at any one time being rendered against the Company or any of its Subsidiaries and not stayed, bonded or discharged within sixty (60) days; or

                 h. for any reason, the Holders shall cease to hold, pursuant to the Bossier City Mortgage, a valid enforceable mortgage and security interest in and to the Mortgaged Property (as defined in the Bossier City Mortgage) subject to no prior lien, mortgage or security interest in favor of any third party, except as permitted in Bossier City Mortgage; provided, however, if the potential detrimental effect on the Holders in the case of a lien, mortgage or security interest in favor of a third party is covered by title insurance, then such lien, mortgage or security interest shall only constitute an Event of Default hereunder if such lien, mortgage or security interest shall have continued unremoved for a period of thirty (30) days or such longer period (but in no event longer than a total of sixty (60) unremedied days) during which the Company is diligently pursuing a remedy to such default; or

                 i. the legal right of the Company to operate the gaming establishment within any Horseshoe Bossier City Casino is suspended or lost and such loss or suspension shall continue for more than thirty (30) consecutive days.

then upon the occurrence of any Event of Default, the Majority Noteholders by written notice to the Company, may declare the unpaid principal amount of all Notes to be, and the same shall forthwith become, due and payable, together with the interest accrued thereon and all other amounts payable by the Company hereunder, provided, during the existence of an Event of Default under clause
(a) or (b) of this Section 8.1 with respect to any Note, the Holder of such Note, by written notice to the Company, may declare such Note to be, and the same shall forthwith become, due and payable, together with the interest accrued thereon and all other amounts payable by the Company hereunder. If any Holder of any Note shall exercise the option specified in the proviso to the preceding sentence, the Company will forthwith give written notice thereof to the Holders of all other outstanding Notes and each such Holder (whether or not such notice is given or received), by written notice to the Company, may declare the principal of all Notes held by it to be, and the same shall forthwith become, due and payable, together with the interest accrued thereon and all other amounts payable by the Company hereunder. Notwithstanding the foregoing, the unpaid principal amount of the Notes may not be accelerated pursuant to an Event of Default described in subsection d if prior to such acceleration, all amounts due under such other indebtedness as described in such subsection shall have been repaid.

                 The provisions of this Section are subject, however, to the condition that if, at any time after any Note shall have so become due and payable, the Company shall pay all arrears of interest on such Note and all payments on account of the principal on such Note and any other amounts owing which shall have become due otherwise than by acceleration (with interest on such principal, and, to the extent permitted by law, on overdue payments of interest, at the rate specified in the Notes) and all Events of Default (other than nonpayment of principal of and accrued interest on Notes, due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to
Section 9, then, and in every such case, the Majority Noteholders, by written notice to the Company, may rescind and annul any such acceleration and its consequences; but no such action shall affect any subsequent Event of Default or impair any right consequent thereon.

                 9. Amendment and Waiver. a. Any term, covenant, agreement or condition of the Notes, with the consent of the Company may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by the Majority Noteholders; provided, however, that

                 (i)      no such amendment or waiver shall

                          (x) reduce the principal of, or reduce the rate of or change the time for payment of interest on or any premium payable with respect to, any Note, or extend the maturity of any Note, without the consent of the Holder of each Note so affected, or

                          (y) modify any of the provisions of the Notes with respect to the payment or prepayment thereof, or reduce the percentage of Holders of Notes required to approve any such amendment or effectuate any such waiver, or amend this
                 Section 9 without the consent of the Holders of all of the Notes at the time outstanding; and

                 (ii) no such waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon; and provided, further, until the pledge of the Notes under the HG Note Assignment has been released, no action may be taken by the Majority Noteholders or at their direction or pursuant to their consent by the Company or the Majority Noteholders under the Notes without the consent of the pledgees under the HG Note Assignment.

                 b. Any amendment or waiver pursuant to subsection (a) of this Section 9 shall apply equally to all the Holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, in each case whether or not a notation thereof shall have been placed on any Note.

                 c. So long as any outstanding Notes are owned by the Payee or any other Holder, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of the Notes unless each Holder of any Note (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any amendment or waiver effected pursuant to the provisions of this Section 9 shall be delivered by the Company to each Holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered as set forth herein.

                 10. Notices. All notices and other communications provided for in this Note shall be in writing and delivered, telecopied or mailed, first class postage prepaid, addressed:

                      (i)   if to the Company:

                            HORSESHOE ENTERTAINMENT,
                            A LOUISIANA LIMITED PARTNERSHIP
                            415 Traffic Street
                            Bossier City, Louisiana 71111

                            Attention:     Chief Financial Officer

                      (ii) if to the Payee, at the address set forth on the first page of this Note or at such other address as the Payee may hereafter designate by notice to the Company, and

                    (iii) if to any other Holder of the Notes, at the address of such Holder as it appears on the note register.

         Any such notice or communication shall be deemed to have been duly given when delivered or telecopied and, if mailed, two days after deposit in the U.S. mail.

                 11. Remedies Cumulative. No remedy herein conferred upon the Holder of this Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

                 12. Definitions. Except as otherwise specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below when used in this Note:

                 "Affiliate" means (i) any person directly or indirectly controlling or controlled by or under direct or indirect common control with HG or any of its Subsidiaries, including, without limitation, Jack Binion and Phyllis Cope, (ii) any spouse, immediate family member or other relative as any person described in clause (i) above, (iii) any trust in which any person described in clause (i) or (ii) above has a beneficial interest, and (iv) any trust established by any person described in clause (i) or (ii) above, whether or not such person has a beneficial interest in such trust. For purposes of this definition, the term "control" means (a) the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract or otherwise, or (b) the beneficial ownership of 10% or more of any class of voting Capital of an entity, unless some other person beneficially owns a greater percentage of any class of voting Capital of such entity.

                 "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

                 "beneficial owner" for purposes of the definition of Change of Control has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

                 "Board of Managers" means, with respect to any person that is a limited liability company, the Board of Managers of such person, acting as a group, or any committee of the Board of Managers of such person authorized, with respect to any particular matter, to exercise the power of the Board of Managers.

                 "Bossier City Mortgage" shall mean a first mortgage encumbering all of the land in Bossier City, Louisiana on which the Horseshoe Bossier City Casino is located, and all other land owned by the Company, as the same may be amended or modified from time to time in accordance with its terms.

                 "Bossier City Preferred Ship Mortgage" shall mean the preferred ship mortgage on the Bossier City riverboat casino owned by the Company, as the same may be amended or modified from time to time in accordance with its terms.

                 "Bossier City Second Security Agreement" means the financing statement and second security agreement, dated as of October 10, 1995, executed by the Company in favor of HG, as the same may be amended from time to time in accordance with its terms.

                 "Bossier City Second Ship Mortgage" means the Second Ship Mortgage, executed by the Company in favor of HG, as the same may be amended from time to time in accordance with its terms.

                 "Bossier City Security Agreement" means the financing statement and security agreement, dated as of October 10, 1995, executed by the Company in favor of HG, as the same may be amended from time to time in accordance with its terms.

                 "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

                 "Capital" means (i) with respect to any corporation, any and all shares of stock issued by that corporation and (ii) with respect to any other person, any partnership interest, joint venture interest, limited liability company member interest or other form of equity sharing or participation interest, as applicable.

                 "Capitalized Lease Obligation" shall mean any obligation payable under a lease of real or personal property to the extent such obligation, in accordance with GAAP, should be capitalized on the lessee's balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

                 "Change of Control" means (i) prior to the completion of a bona fide underwritten initial public offering by HG, the failure at any time of Excluded Persons as a group to own and control at least 40% of the issued and outstanding issued and outstanding Capital of HG; (ii) after the completion of a bona fide underwritten initial public offering by HG, the acquisition, in one or more transactions, of beneficial ownership by (A) any person or entity (other than an Excluded Person) or (B) any group of persons or entities (excluding any group in which Excluded Persons beneficially own in the aggregate at least 75% of the equity and voting interests beneficially owned by the group) who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act), in either case, of Capital of HG such that, as a result of such acquisition, such person, entity or group beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, 30% or more of the voting Capital of HG entitled to vote in the election of directors, managers, general partners or other similar governing bodies of HG then outstanding; provided, however, that no Change of Control shall be deemed to have occurred if (A) Excluded Persons beneficially own, in the aggregate, at such time, a greater percentage of voting Capital of HG entitled to vote in the election of directors, managers, general partners or other similar governing bodies of HG than such other person, entity or group or (B) at the time of such acquisition, Excluded Persons (or any of them) possess the ability (by contract or otherwise) to elect, or cause the election, of a majority of the members of HG's Board of Managers; (iii) any merger or consolidation of HG with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of HG, on a consolidated basis, in one transaction or a series of related transactions, if immediately after giving effect to such transaction or transactions, any person or group (other than Excluded Persons or groups including Excluded Persons to the extent contemplated by clause (i) or (ii) above, whichever is then applicable) is or becomes the beneficial owner, directly or indirectly, of more than the percentage of the Capital of HG contemplated by clause (i) or (ii) above, whichever is then applicable; or (iv) during any period of 12 consecutive months after June 15, 1997, individuals who at the beginning of any such 12- month period constituted the Board of Managers of HG (together with any new managers whose election by such Board or whose nomination for election by the members of HG was approved by a vote of a majority of the managers then still in office who were either managers at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the managers of HG then in office.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "ERISA Affiliate" shall mean any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or any corporation or trade or business that is under common control (within the meaning of Section 414 (c) of the Code) with the Company or, solely for purposes of liability under Section 412 of the Code or Section 302 of ERISA, any entity treated as a single employer with the Company under Section 414(m) or (o) of the Code.

                 "Employee Plans" shall have the meaning ascribed thereto in
Section 6.10.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

                 "Excluded Person" means (a) HG or any Subsidiary of HG, (b) any employee benefit plan of HG or any trustee or similar fiduciary holding Capital of HG for or pursuant to the terms of any such plan, (c) Jack Binion,
(d) Phyllis Cope and (e) members of the families and Affiliates (where the determination of whether a person is an Affiliate is made without reference to clause (b) of the definition of such term) of the foregoing persons.

                 "GAAP" shall mean generally accepted accounting principles as in effect on the date hereof.

                 "Gaming Authority" means any Governmental Authority with the power to regulate gaming in any Gaming Jurisdiction, and the corresponding Governmental Authorities with the responsibility to interpret and enforce the laws and regulations applicable to gaming in any Gaming Jurisdiction.

                 "Gaming Jurisdiction" means any Federal, state or local jurisdiction in which the Company or any entity in which the Company has a direct or indirect beneficial, legal or voting interest conducts casino gaming, now or in the future.

                 "Gaming Law" means any law, rule, regulation or ordinance governing gaming activities (including, without limitation, the Louisiana Riverboat Economic Development and Gaming Control Act, in each case including all amendments or modifications thereof), any administrative rules or regulations promulgated thereunder, and any of the corresponding statutes, rules and regulations in each Gaming Jurisdiction.

                 "Governmental Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or a foreign government, any state, any province or any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof, and any maritime authority.

                 "Governmental Body" shall mean any Federal, State, municipal or other governmental department, commission, board, bureau, agency or instrumentality, foreign or domestic.

                 "HG" means Horseshoe Gaming, L.L.C., a Delaware limited liability company.

                 "HG Note Assignment" means the Note Assignment, executed as of October 10, 1995, by HG in favor of the holders of the Senior Secured Credit Facility Notes and United States Trust Company of New York, as Collateral Agent for the benefit of the holders of the Senior Notes.

                 "Holder" or "Holders" shall mean the holder or holders of this Note.

                 "Horseshoe Bossier City Casino" shall mean the dockside casino owned by the Company in Bossier City/Shreveport, Louisiana.

                 "Indebtedness" of any person means, without, duplication, (a) all liabilities and obligations, contingent or otherwise, of such person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors that have remained unpaid for greater than ninety (90) days past their original due date or that are being contested in good faith and for which adequate reserves have been made) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers' acceptances or similar instruments issued or adapted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (b) all obligations of such person under Interest Swap and Hedging Obligations; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such person has guaranteed or that is otherwise its legal liability (but only to the extent of the amount actually guaranteed) and all obligations to purchase, redeem or acquire any Capital; (d) all obligations secured by a Lien to which the property or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's legal liability; provided, however, that the amount of such obligations shall be limited to the lesser of the fair market value of the assets or property to which such Lien attaches and the amount of the obligation so secured; and (e) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties.

                 "Indenture" means the Indenture, dated as of June 15, 1997, among HG, RPG, as guarantor, and U.S. Trust Company of Texas, N.A., as trustee.

                 "Intellectual Property" shall have the meaning ascribed thereto in Section 6.9.

                 "Interest Swap and Hedging Obligation" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

                 "Investments" shall have the meaning set forth in the Senior Secured Credit Facility Note Purchase Agreement.

                 "Leases" shall have the meaning ascribed thereto in Section
6.5.

                 "License" shall have the meaning ascribed thereto in Section
6.9.

                 "Lien" shall mean, as to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to or of the Person under any Indebtedness, conditional sale or other title retention agreement or Capitalized Lease Obligation with respect to, any property or asset of the Person, or the signing or filing of a financing statement which names the Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement.

                 "Louisiana License" shall mean all gaming licenses required to operate the Horseshoe Bossier City Casino.

                 "Majority Noteholders" means, at any time, the holders of a majority of the aggregate principal amount of Notes then outstanding.

                 "Material Adverse Effect" shall mean a material adverse effect on the business, condition (financial or otherwise), operations, earnings, performance, properties or prospects of the Company and its Subsidiaries taken as a whole or the ability of the Company to perform its obligations under this Note.

                 "Multiemployer Plan" shall mean any employee benefit plan described in Section 3(37) of ERISA.

                 "NGCP" shall mean New Gaming Capital Partnership, a Nevada limited partnership.

                 "Operative Documents" means this Note, the Bossier City Mortgage, the Bossier City Preferred Ship Mortgage, the Bossier City Second Ship Mortgage, the Bossier City Security Agreement and the Bossier City Second Security Agreement.

                 "Order" shall mean any order, writ, injunction, decree, judgment, award, determination, direction or demand.

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                 "Permitted Liens" shall mean all Liens which may be incurred by the Company under the Senior Secured Credit Facility Note Purchase Agreement, the Senior Indenture and the Indenture.

                 "Permitted Tax Distributions" shall have the meaning set forth in the Senior Secured Credit Facility Note Purchase Agreement.

                 "Person" shall mean an individual, partnership, trust, corporation, a government or agency or political subdivision or any agency, department or instrumentality thereof or other person or entity.

                 "RPG" shall mean Robinson Property Group Limited Partnership, a Mississippi limited partnership.

                 "Senior Indenture" means the Indenture, dated as of October 10, 1995, among HG, RPG, as guarantor, and U.S. Trust Company of California, N.A., as trustee.

                 "Senior Secured Credit Facility Note Purchase Agreement" means the Senior Secured Credit Facility Note Purchase Agreement, dated as of October 10, 1995, among HG, the Company, as guarantor, and the purchasers named therein.

                 "Senior Secured Credit Facility Notes" means the notes issued by HG pursuant to the Senior Secured Credit Facility Note Purchase Agreement.

                 "Senior Notes" means the 12.75% Senior Notes due September 30, 2000 of HG, issued pursuant to the Senior Indenture.

                 "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such regulation is in effect on the date hereof.

                 "Subsidiary" with respect to any person, means (i) any corporation, association or other business entity of which more than 50% of the total voting power of Capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more Subsidiaries of such person or by such person and one or more Subsidiaries of such person and (ii) any partnership (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are such person or one or more Subsidiaries of such person (or any combination thereof). When used with respect to HG, "Subsidiary" shall be deemed to include any direct Subsidiary of HG and each indirect Subsidiary that is a direct Subsidiary of HG or one or more of its direct or indirect Subsidiaries. Notwithstanding the foregoing, no Unrestricted Subsidiary (as defined in the Senior Secured Credit Facility Note Purchase Agreement) shall be a Subsidiary of HG or any of its Subsidiaries.

                 13. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

                 14. Severability. If any provision of this Note shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of the provisions hereof and this Note shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

                 15.      Miscellaneous.

                 a. Payments of all amounts owing under this Note are to be made at the address of the Payee stated on the first page of this Note or at such other address as the Holder of this Note may designate from time to time in writing. Any payment date occurring on any day other than a Business Day shall be deemed to be the next succeeding Business Day.

                 b. The Company promises to pay all costs and expenses, including reasonable attorneys' fees, incurred in the collection and enforcement of this Note. The Company hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

                                    HORSESHOE ENTERTAINMENT,
                                    A LOUISIANA LIMITED PARTNERSHIP
                                    By: New Gaming Capital Partnership, a Nevada
                                        limited partnership, its General Partner

                                    By: Horseshoe GP, Inc., its General Partner

                                    By: /s/ WALTER J. HAYBERT
                                        ----------------------------------------
                                        Name:  Walter J. Haybert
                                        Title: Treasurer